                              CERTIFICATE OF MERGER

A PLAN AND AGREEMENT OF MERGER was made and entered into on the 19th day of
June, 2001, by and between Sixth Business Service Group, Inc., a Delaware
Corporation, hereinafter referred to as SBSG - DE and Sixth Business Service
Group, Inc., a Florida Corporation, hereinafter referred to as SBSG - FL, said
Corporations hereinafter sometimes referred to jointly as the Constituent
Corporations.

In consideration of the promises and of the agreements, covenants and provisions contained, in the aforesaid Plan and Agreement of Merger, Sixth Business Service
Group, Inc., a Delaware Corporation, hereinafter referred to as SBSG - DE and
Sixth Business Service Group, Inc., a Florida Corporation, hereinafter referred to as SBSG - FL, by their respective Boards of Directors, hereby adopt this
Certificate of Merger as follows:

1. The name and state or jurisdiction of incorporation of each of the constituent corporations:

         Sixth Business Service Group, Inc., a Delaware Corporation
         Sixth Business Service Group, Inc., a Florida Corporation

2. An agreement of merger or consolidation has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 Delaware Statutes.

3. The name of the surviving or resulting corporation is: Sixth Business Service Group, Inc..

4. The certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

5. The executed agreement of merger is on file at an office of the surviving corporation at 2503 W. Gardner Ct., Tampa FL 33611.

6. A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

7. The authorized capital stock of each constituent corporation which is not a corporation of this State: SBSG - FL: 70 million (70,000,000), consisting of 50 million (50,000,000)
   shares of Common Stock, no par value per share ("Common Stock"), and twenty million
   (20,000,000) of Preferred Stock, no par value per share ("Preferred Stock"), of which 100,000 shares of common stock are issued and outstanding.

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IN WITNESS WHEREOF, Sixth Business Service Group, Inc., a Delaware corporation, and Sixth Business Service Group, Inc., a Florida Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective
Board of Directors have caused this Certificate of Merger to be executed by the
President of each party hereto.

Sixth Business Service Group, Inc.,          Sixth Business Service Group, Inc.,
A Delaware Corporation                            A Florida Corporation

ATTEST:                                           ATTEST:

By:____________________________          By:____________________________
PRESIDENT                                PRESIDENT